UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 15, 2007

SYNPLICITY, INC.

(Exact name of registrant as specified in its charter)

California	000-31545	77-0368779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 West California Avenue

Sunnyvale, CA 94086

(Address of principal executive offices, including zip code)

(650) 215-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Adjustment to Chief Executive Officer Compensation

On May 15, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Synplicity, Inc. (“Synplicity” or the “Company”) approved an increase in the annual cash compensation of the Company’s President and Chief Executive Officer, Gary Meyers. Mr. Meyers’s annual cash compensation consists of his base salary, which remains unchanged, and payments made under the Company’s Variable Incentive Pay Plan (“VIPP”). Specifically, the Committee approved an increase in the maximum VIPP payout from $130,000 to $151,500 to Mr. Meyers, assuming that the VIPP targets, as previously determined by the Board, are met. The following table shows the percentage of Mr. Meyers’s annual cash compensation that the VIPP component would constitute if paid at the target payout:

Previous VIPP Payout at Target	Previous VIPP Payout % of Total Cash Compensation at Target	New VIPP Payout at Target (effective April 1, 2007)	New VIPP Payout % of Total Cash Compensation at Target (effective April 1, 2007)
$130,000	30.23%	$151,500	33.55%

This increase is effective retroactively as of April 1, 2007 and brings Mr. Meyer’s annual total target compensation to $451,500, assuming the VIPP target is achieved at 100%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNPLICITY, INC.

Date: May 21, 2007	/s/ Gary Meyers
Gary Meyers Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ John J. Hanlon
John J. Hanlon Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)